Exhibit 3.1

COLONY STARWOOD HOMES

ARTICLES OF AMENDMENT

Colony Starwood Homes, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article II of the declaration of trust of the Trust (the “Declaration of Trust”) is hereby amended to change the name of the Trust to:

Starwood Waypoint Homes

SECOND:  The amendment to the Declaration of Trust set forth above has been duly approved by a majority of the Board of Trustees of the Trust as required by the Maryland REIT Law.  The amendment set forth above is limited to a change expressly authorized by Section 8-501(e)(2) of the Maryland REIT Law to be made without action by the shareholders of the Trust.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, General Counsel and Secretary and attested by its Assistant Secretary on this 28th day of July, 2017.

ATTEST:		COLONY STARWOOD HOMES

/s/ Julianne Blanchette______	By:	/s/ Ryan A. Berry__________
Name: Julianne Blanchette		Name:	Ryan A. Berry
Title: Assistant Secretary		Title:	Executive Vice President, General
Counsel and Secretary